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                                                                    EXHIBIT 99.1

[IMAX LOGO]

IMAX CORPORATION

2525 Speakman Drive Mississauga, Ontario, Canada L5K 1B1
Tel: (905)403-6500 Fax: (905)403-6450
www.IMAX.com

                          IMAX CORPORATION ANNOUNCEMENT

Toronto, Canada - October 03, 2001 -- IMAX Corporation (Nasdaq:IMAX; TSE:IMX) today announced that its wholly owned subsidiary Mitey Cinemas, Inc. has purchased approximately $48 million in face value of IMAX's 5 3/4% Convertible Subordinated Notes due on April 1, 2003. These Notes will be retired by the parent company. After giving effect to these transactions, approximately $52 million of the $100 million original Notes issue will remain outstanding.

"This is a significant first step in IMAX's goal to de-leverage the company and begins the process of reducing our debt," commented IMAX co-CEOs Richard L. Gelfond and Bradley J. Wechsler. "Our affiliate was able to purchase the convertible notes at a substantial discount which we believe will improve the outlook for IMAX's business."

IMAX Corporation and its subsidiaries comprise one of the world's leading entertainment technology companies, with particular emphasis on film and digital imaging technologies, including giant-screen images, 3D presentations, digital post-production and digital projection. There were more than 225 IMAX(R) theatres operating in 30 countries around the world as of June 30, 2001. IMAX Corporation is a publicly-traded company listed on both the Toronto and Nasdaq stock exchanges. More information on the Company can be found at www.imax.com.

This press release contains forward looking statements that are based on management assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could effect these statements include the timing of theatre system deliveries, the mix of theatre systems shipped, the timing of the recognition of revenues and expenses on film production and distribution agreements, the viability of new businesses and fluctuations in foreign currency and in the large format and general commercial exhibition market. These factors and other risks and uncertainties are discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and in the subsequent reports filed by the Company with the Securities and Exchange Commission.

IMAX(R) is a registered trademark of IMAX Corporation.

For additional information please contact:
    IMAX Corporation, Toronto                   IMAX Corporation, New York
    Victoria Dinnick                            Stephen Abraham (Analysts)
    905-403-6366                                212-821-0140
    vdinnick@imax.com                           sabraham@imax.com